UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): August 9, 2010
GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(Zip Code)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On August 9, 2010, Graphic Packaging Holding Company and its wholly-owned subsidiary Graphic Packaging International, Inc. (referred to collectively herein as the “Company”) entered into an Employment Agreement with Philip H. Geminder, II (the “Agreement”). Pursuant to the Agreement, Mr. Geminder will serve as Vice President, Graphic Business Systems. The Agreement has an initial term of one year effective July 1, 2010, and then at the initial term end automatically extends upon the same terms and conditions for an additional period of one year until terminated by the Company or Mr. Geminder.
     The Agreement provides for a minimum base salary of $250,000, which will increase to $270,000 effective January 1, 2011. Such increase is in lieu of the perquisite allowance previously provided to executives of the Company. Mr. Geminder will also be eligible to participate in the Company’s incentive compensation programs for senior executives at a level commensurate with his position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a committee thereof. Mr. Geminder has an initial annual target bonus opportunity equal to 50 percent of his base salary, prorated for the amount of base salary earned pursuant to the Agreement.
     The Agreement specifies that during Mr. Geminder’s employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives. Mr. Geminder will also be entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.
     In the event that Mr. Geminder’s employment is terminated due to a disability that prevents the performance of his duties for a period of six months or longer, the Company shall pay Mr. Geminder’s full base salary through the date of termination. In the case of termination due to death, the Company will pay Mr. Geminder’s full base salary for the payroll period in which death occurs, plus an additional one month’s salary. In addition to base salary payments, if Mr. Geminder is terminated due to disability or death, he will receive a pro-rated bonus for the portion of the calendar year in which his termination of employment occurs, assuming target performance by the Company under applicable performance metrics.
     In the event that the Company terminates Mr. Geminder’s employment without cause, or Mr. Geminder terminates his employment for good reason, the Agreement provides for severance of:
•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination;

•	a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance metrics had been achieved as of the date of termination; and
•	outplacement and career counseling services with a value not in excess of $25,000.
     If the Company terminates Mr. Geminder’s employment without cause, or Mr. Geminder terminates his employment for good reason within one year of a change in control, Mr. Geminder will also receive:
•	an additional 1/2 year’s base salary; and
•	an incentive bonus for the year in which termination occurs equal to Mr. Geminder’s incentive bonus opportunity at target level and assuming that all performance metrics had been achieved, multiplied by 1.5.
     The Agreement provides that Mr. Geminder may not work for specific competitors of the Company for a period of one year after his employment terminates. Mr. Geminder is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 above is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

10.1	Employment Agreement dated as of August 9, 2010 by and among Graphic Packaging International, Inc., Graphic Packaging Holding Company and Philip H. Geminder, II.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAPHIC PACKAGING HOLDING COMPANY (Registrant)
Date: August 11, 2010	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Senior Vice President, General Counsel and Secretary